Exhibit 99.1

BIGLARI HOLDINGS INC.

NEWS RELEASE

San Antonio, TX, August 13 – Biglari Holdings Inc. (NYSE: BH) announces its fiscal third quarter 2010 results:

Biglari Holdings Inc.’s operating results for the twelve and the forty weeks, which ended July 7, 2010, are summarized below.  To become apprised fully of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(Amounts in $000s, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	July 7, 2010	July 1, 2009	July 7, 2010	July 1, 2009

Pre-tax Operating Earnings	$11,094	$5,347	$26,793	$1,972
Biglari Holdings Investment Gains	1,162	-	1,996	-

Consolidated affiliated partnerships investment losses	(1,675)	-	(1,675)	-
Income taxes	(3,337)	(1,544)	(8,859)	644
Net loss attributable to noncontrolling interest	1,447	-	1,437	-

Net Earnings Attributable to Biglari Holdings Inc.	$8,691	$3,803	$19,692	$2,616

Diluted net earnings per common and common equivalent share*	$6.23	$2.65	$13.82	$1.83

Weighted average diluted shares and equivalents*	1,395,015	1,433,150	1,424,637	1,426,948

* Adjusted for 1-for-20 reverse stock split effective December 18, 2009.

Net earnings for the fiscal third quarter 2010 were $8.7 million, or $6.23 per diluted share, as contrasted with net earnings for the third quarter of fiscal year 2009 of $3.8 million, or $2.65 per diluted share. In the current quarter, net revenues increased 10.4% from $146.3 million to $161.5 million. Year-to-date net revenues increased 8.7% from $467.1 million to $507.9 million.

Analysis of Results:

Revenues increased because of the acquisition of Western Sizzlin Corp. as well as the performance of Steak n Shake Operations Inc. Steak n Shake’s comparable sales of company-owned units increased 7.5%, progress driven by an increase of 9.6% in customer traffic.

Net earnings were impacted because of realized investment gains in the third quarter and year-to-date.  The amount may fluctuate from period to period and therefore predictive value is absent. Thus, we encourage investors to analyze our business performance before they interpret the impact of realized gains.

Financial results are also affected by accounting requirements to consolidate investment limited partnerships controlled by the Company. Therefore, the Company must consolidate all the partnerships’ assets and liabilities even though outside limited partners own the majority of these partnerships with the Company as a minority investor. Included in the investment portfolios of these partnerships are investments in Biglari Holdings common stock, classified as treasury stock in the Company’s consolidated financial statements. As a consequence, in our view, the consolidation of affiliated limited partnerships distorts the Company’s financial position. Thus, we urge investors to analyze the Company’s performance and financial position before considering the impact of the consolidated affiliated partnerships.  The exception to the previous statement, in our view, is the computation of the weighted average common shares outstanding, which decreased from 1,433,150 to 1,395,015 as a result of the Company’s percentage ownership in the consolidated affiliated partnerships.  The shares of Biglari Holdings common stock held by the consolidated affiliated partnerships that are attributable to the unrelated limited partners - based on their ownership during the period - are considered outstanding shares.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company engaged in a number of diverse business activities. The most important operating subsidiaries are involved in investment management and the franchising and operating of restaurants.

The Company’s long-term objective is to maximize its intrinsic value on a per share basis. Strategically, the holding company reinvests cash generated from its operating subsidiaries into investments whose purpose is to achieve high risk-adjusted returns. All major operating, investment, and capital allocation decisions are made by Sardar Biglari, Chairman and Chief Executive Officer, on behalf of the Company and its main operating subsidiaries.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.